EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Name*	Name(s) Under Which Subsidiary Does Business**	State or Jurisdiction of Incorporation or Organization

Kinergy Marketing LLC	−	Oregon
Pacific Ag. Products, LLC	PAP	California
Pacific Ethanol Development, LLC	−	Delaware
PE Op Co.	−	Delaware
Pacific Ethanol West, LLC	−	Delaware
Pacific Ethanol Columbia, LLC	−	Delaware
Pacific Ethanol Madera LLC	−	Delaware
Pacific Ethanol Magic Valley, LLC	−	Delaware
Pacific Ethanol Stockton LLC	−	Delaware
Pacific Ethanol Central, LLC	−	Delaware
Pacific Ethanol Canton, LLC	−	Delaware
Pacific Ethanol Pekin, LLC	−	Delaware
Pacific Aurora, LLC(1)	−	Delaware
Pacific Ethanol Aurora East, LLC(1)	−	Delaware
Pacific Ethanol Aurora West, LLC(1)	−	Delaware
Illinois Corn Processing, LLC	−	Delaware

*	All subsidiaries are directly or indirectly wholly-owned by the Registrant unless otherwise specified by footnote.

**	If different from the name of the subsidiary.

(1)	The Registrant indirectly holds a 73.93% ownership interest in Pacific Aurora, LLC, which owns Pacific Ethanol Aurora East, LLC and Pacific Ethanol Aurora West, LLC.